Exhibit 10.2

AGREEMENT BETWEEN ROBERT J BOWDRING AND INVO BIOSCIENCE, INC. AND RELEASE OF CLAIMS

This Agreement (the “Agreement”) is entered into as of October 29, 2019, between Invo Bioscience, Inc. (the “Company”) and Robert J Bowdring (“Mr. Bowdring”).

WHEREAS, Mr. Bowdring serves the Company as a member of its board of directors and was employed by the Company as its Chief Financial Officer from 2009 until March 2013, as a consultant from March 2013 until March 2017 and the Acting Chief Financial Officer from March 2017 until May 2019, when he resigned his employment as the Acting Chief Financial Officer but he has continued to serve on the board of directors; and

WHEREAS, the Company has accrued but has not paid all of Mr. Bowdring’s regular compensation earned through May 2018 and as of the date of this Agreement due to the Company’s lack of liquidity; and

WHEREAS, as of the date of this Agreement, Mr. Bowdring is entitled to receive $295,158 in accrued but unpaid compensation (“Unpaid Compensation”);

WHEREAS, the Company continues to lack sufficient liquidity to pay Mr. Bowdring his accrued but unpaid compensation.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.

Mr. Bowdring hereby irrevocably waives all of his rights to receive payment of his Unpaid Compensation and hereby releases the Company of its obligation to pay the Unpaid Compensation to him. This release shall be binding upon and inure to the benefit of the Company, its affiliates and their respective successors and assigns.

2.

Promptly after the date hereof, the Company shall grant Mr. Bowdring an option (the “Option”) to purchase 875,050 shares of the Company’s common stock, which shall be exercisable on terms and conditions set forth in the form of stock option agreement attached hereto as Exhibit I and in the Company’s 2019 Equity Incentive Plan (the “Plan”). The exercise price per share under the Option will be the average bid price during the last 5 trading days on the OTC Bulletin Board immediately preceding the last trading day prior to the grant date of the Option.

3.	The grant of the Option pursuant to Paragraph 2 shall be in full and final satisfaction of the Company’s obligations to pay Mr. Bowdring the Unpaid Compensation.

4.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be construed, enforced and governed by the laws of the Commonwealth of Massachusetts, other than its laws respecting choice of law.

5.

Any dispute under this Agreement shall be submitted to binding arbitration in to be held in [Massachusetts] in accordance with the rules then in effect of the American Arbitration Association. The decisions of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitrator’s decision in any court have jurisdiction. The Company and Mr. Bowdring shall each pay one-half of the costs and expenses of such arbitration, and each will separate pay its or his counsel fees and expenses.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Amendment to the Agreement as of the date first referenced above.

INVO BIOSCIENCE, INC.

By:

Name: Steve Shum

Title: Chief Executive Officer

ROBERT J BOWDRING

EXHIBIT I
FORM OF STOCK OPTION AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is entered into as of October 29, 2019, by and between INVO Bioscience, Inc., a Nevada corporation (“Corporation”), and Robert Bowdring (“Optionee”).

R E C I T A L S

A.     On October 29, 2019, the board of directors of the Corporation (the “Board”) authorized granting to Optionee options to purchase shares (“Shares”) of the common stock, $.0001 par value (“Common Stock”), of the Corporation for the term and subject to the terms and conditions hereinafter set forth.

A G R E E M E N T

It is hereby agreed as follows:

1.     GRANT OF OPTIONS. The Corporation hereby grants to Optionee, options (“Options”) to purchase up to 875,050 Shares of the Corporation’s Common Stock, upon the other terms and conditions set forth herein.

2.     OPTION PERIOD. The Options may be exercised for all or part of the Shares underlying the Options, to the extent vested and exercisable in accordance with Section 3 below, at any time during the period commencing on the date the Options (or portion thereof) become vested and exercisable and ending on the October 29, 2029 (the “Expiration Date”). For avoidance of doubt, the Options (or portion thereof), to the extent not previously exercised, will remain outstanding until the Expiration Date notwithstanding any termination of Optionee’s Service with the Company and its Affiliates prior to the Expiration Date.

3.     VESTING AND EXERCISABILITY. The Options will vest and become exercisable on the earlier of 1) the company generates $1.5 million of revenue in fiscal 2020 or 2021 (ii) the company raises at least $2.5 million in equity financing prior to the Expiration Date of the Options.

4.     TIME OF GRANTING OPTIONS. The time the Options shall be deemed granted, sometimes referred to herein as the “date of grant,” shall be October 29, 2019.

5.     METHOD OF EXERCISE. The Options, to the extent vested, shall be exercisable by Optionee by giving written notice to the Corporation of the election to purchase and of the number of Shares Optionee elects to purchase, such notice to be accompanied by such other executed instruments or documents as may be required by the Board pursuant to this Agreement, and unless otherwise directed by the Board, Optionee shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase. An Optionee may purchase less than the total number of Shares for which the Option is vested and exercisable, provided that a partial exercise of an Option may not be for less than One Hundred (100) Shares. If Optionee shall not purchase all of the Shares which he is entitled to purchase under the Options, his right to purchase the remaining unpurchased Shares shall continue until expiration of the Options. The Options shall be exercisable with respect of whole Shares only, and fractional Share interests shall be disregarded.

6.     AMOUNT OF PURCHASE PRICE. The purchase price per Share for each Share which Optionee is entitled to purchase under the Options shall be $0.2890 per Share.

7.     PAYMENT OF PURCHASE PRICE. At the time of Optionee’s notice of exercise of the Options, Optionee tender in cash or by certified or bank cashier’s check payable to the Corporation, the purchase price for all Shares then being purchased.

8.     NONTRANSFERABILITY OF OPTIONS. The Options shall not be transferable, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by Optionee.

9.     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. If there shall occur any change with respect to the outstanding shares of common stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of common stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the common stock, the Board will, in the manner appropriate, proportionate and equitable to the Optionee (and consistent with treatment for all holders of common stock and options/warrants or other instruments to receive common stock), cause an adjustment to be made in (i) the number and kind of shares of common stock, or other rights subject to then outstanding awards, (ii) the exercise or base price for each share or other right subject to then outstanding awards, and (iii) any other terms of an award that are affected by the event.

10.     PRIVILEGES OF STOCK OWNERSHIP. Optionee shall not be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to Optionee.

11.     SECURITIES LAWS COMPLIANCE. The Corporation will diligently endeavor to comply with all applicable securities laws before any stock is issued pursuant to the Options. Without limiting the generality of the foregoing, the Corporation may require from the Optionee such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Optionee agree that any sale of the Shares will be made only in such manner as is permitted by U.S. Securities laws. The Board may in its discretion cause the Shares underlying the Options to be registered under the Securities Act of 1933 as amended by filing a Registration Statement covering the Shares underlying the Options. Optionee shall take any action reasonably requested by the Corporation in connection with registration or qualification of the Shares under federal or state securities laws.

12.     MISCELLANEOUS.

12.1     Binding Effect. This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties. In the event that this Agreement is not executed by the Optionee, this

Agreement shall nonetheless be binding on the Optionee if Optionee exercises all or any portion of the Options granted pursuant to this Agreement.

12.2     Further Acts. Each party agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement.

12.3     Amendment. This Agreement may be amended at any time by the written agreement of the Corporation and the Optionee.

12.4     Syntax. Throughout this Agreement, whenever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders. The headings and captions of the various Sections hereof are for convenience only and they shall not limit, expand or otherwise affect the construction or interpretation of this Agreement.

12.5     Choice of Law. The parties hereby agree that this Agreement has been executed and delivered in the State of Nevada and shall be construed, enforced and governed by the laws thereof. This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties and the parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

12.6     Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

12.7     Notices. All notices and demands between the parties hereto shall be in writing and shall be served either by registered or certified mail, and such notices or demands shall be deemed given and made forty-eight (48) hours after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made, and the issuance of the registered receipt therefor. If served by telegraph, such notice or demand shall be deemed given and made at the time the telegraph agency shall confirm to the sender, delivery thereof to the addressee. All notices and demands to Optionee may be given at the address of the Optionee set forth in the Corporation’s payroll records. All notices and demands to the Corporation may be given at address below. The parties may designate in writing from time to time such other place or places that such notices and demands may be given.

INVO Bioscience, Inc.

5582 Broadcast

CourtSarasota, FL 34240

12.8     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.9     Attorneys’ Fees. In the event that any party to this Agreement institutes any action or proceeding, including, but not limited to, litigation or arbitration, to preserve, to protect or to enforce any right or benefit created by or granted under this Agreement, the prevailing party in each respective such action or proceeding shall be entitled, in addition to any and all other relief granted by a court or other tribunal or body, as may be appropriate, to an award in such action or proceeding of that sum of money which represents the attorneys’ fees reasonably incurred by the prevailing party therein in filing or otherwise instituting and in prosecuting or otherwise pursuing or defending such action or proceeding, and, additionally, the attorneys’ fees reasonably incurred by such prevailing party in negotiating any and all matters underlying such action or proceeding and in preparation for instituting or defending such action or proceeding.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

“CORPORATION”

INVO BIOSCIENCE, INC.,

a Nevada corporation

By:

Steve Shum, Chief Executive Officer

“OPTIONEE”

ROBERT BOWDRING

By: ______________________________________

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